Exhibit 16.1

Moore & Associates, Chartered

2675 S. Jones Blvd.

Suite 109

Las Vegas, NV 89146

August 11, 2008

Securities and Exchange Commission

100 F Street NW

Washington, DC 20549

Ladies and Gentlemen:

This is to notify you that the client-auditor relationship between Toyzap.com, Inc. and Moore & Associates, Chartered has ceased.

Sincerely,

/s/ Moore & Associates, Chartered.

Moore & Associates, Chartered.
Las Vegas, Nevada

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